NEBRASKA BOOK COMPANY Logo                                              CBA Logo


                                                                    EXHIBIT 99.1

                NEBRASKA BOOK COMPANY SIGNS AGREEMENT TO ACQUIRE
                         COLLEGE BOOK STORES OF AMERICA

Lincoln, NE, Apr 03, 2006 -- Nebraska Book Company announced today that it has signed an agreement to acquire College Book Stores of America. The combination of the companies will build on College Book Stores of America's proven outsource management solution and existing network of bookstore relationships and Nebraska Book Company's extensive bookstore product offerings including wholesale textbooks, bookstore management systems, e-commerce solutions and marketing expertise to jointly provide innovative outsourcing choices for higher-education administrators.

Terms of the agreement were not disclosed.

"This is an exciting business combination. We have been strengthening our outsource management solution over several years in response to increased demand from university and college administrators," said Mark Oppegard, President and Chief Executive Officer, Nebraska Book Company. "We are confident bringing together the two companies will result in a customer-centric approach that leverages a talented base of employees and innovative marketing and retailing strategies to produce results."

College Book Stores of America began in 1984, providing outsource management services to small to medium-sized colleges and universities nationwide. Today, College Book Stores of America manages 104 campus bookstores and maintains one of the longest tenured management teams in the industry. The company reported revenues of over $80 million in the company's last fiscal year ending June 30, 2005.

College Book Stores of America will continue to retain the same name and operate as a stand-alone business.

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Nebraska Book Company began in 1915 with a single bookstore but now serves more than 1.5 million students through its network of 137 bookstores located across the country. The company's Textbook Division serves more than 2,500 bookstores through the annual sale of over seven million textbooks, and the Complementary Services Division has installed more than 1,600 technology platforms and e-commerce sites. The company reported revenue over $410 million for the twelve month period ending December 31, 2005.

"Administrators, students and faculty members are all going to benefit from joining Nebraska Book Company and College Book Stores of America," said Jim Klund, President, College Book Stores of America. "We have a shared interest in providing high-quality bookstore management solutions administrators can depend on and trust. Together, we can offer administrators a fresh solution for campus bookstore management while keeping decision making local and building bookstores that reflect the needs of the local market."

Nebraska Book Company and College Book Stores of America share similar bookstore operation philosophies including seamless integration into the campus, keeping decision making local and building bookstores that reflect the image and mission of the institution served. The acquisition by Nebraska Book Company will enable the combined company to broaden its service offering and provide greater outsourcing choices for higher-education administrators.


ABOUT NEBRASKA BOOK COMPANY

Nebraska Book Company began in 1915 with a single bookstore near the University of Nebraska campus but now serves more than 1.5 million students through its network of over 137 stores located across the country. Our Textbook Division serves more than 2,500 bookstores through the sale of over seven million textbooks, and our Complementary Services Division has installed more than 1,600 technology platforms and e-commerce sites. Additional information about Nebraska Book Company can be found at the company's website: nebook.com.


ABOUT COLLEGE BOOK STORES OF AMERICA

College Book Stores of America began in 1984, when a group of experienced and enterprising contract management industry professionals saw an opportunity to enhance the service provided to small and medium-sized institutions by building a solution that allowed for local autonomy versus centralized management. Today, College Book Stores of America continues to specialize in meeting the contract management needs of the small to mid-sized campus. The company's FOUNDERS BOOKSTORE SERVICES division is the only bookstore contract management company specializing in Christian University/College retail. College Book Stores of America manages 104 bookstores. Additional information about College Book Stores of America can be found at the company's website: collegebookstores.com.


MEDIA CONTACT:

Nebraska Book Company
Sue Riedman
Vice President, Corporate Communications
402-421-0450
sriedman@nebook.com
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